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                                                                    EXHIBIT 23.1

                                    CONSENT

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-50358) and the related Offer Document of Amerada Hess Corporation for the registration of 17,200,000 shares of its common stock and to the incorporation by reference therein of our report dated February 24, 2000, with respect to the financial statements and schedule of Amerada Hess Corporation included in its Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission and included in its Annual Report to Shareholders, and incorporated by reference in this Registration Statement.

/s/ Ernst & Young LLP
New York, New York
December 13, 2000